As filed with the Securities and Exchange Commission on March 6, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GFL Environmental Inc.

(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 New Park Place, Suite 500
Vaughan, Ontario, Canada

(Address of Principal Executive Offices) (Zip Code)

GFL Environmental Inc. Omnibus Long-Term Incentive Plan

GFL Environmental Inc. Director DSU Plan

(Full Title of the Plans)

Patrick Dovigi
Founder and Chief Executive Officer
100 New Park Place, Suite 500
Vaughan, Ontario, Canada L4K 0H9
Telephone: (905) 326-0101

(Name, address and telephone number, including area code, of agent for service)

Corporate Creations Network Inc.
3411 Silverside Road, Tatnall Building, Suite 104
Wilmington, DE 19810
(302) 351-3367

(Name, address and telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Ryan Bekkerus, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Subordinate voting shares, no par value (1) (2)	32,642,076	$17.43	$568,951,385	$73,849.89

(1)                   Covers subordinate voting shares (the “Subordinate Voting Shares”) of GFL Environmental Inc. (the “Company” or the “Registrant”) issuable under (1) the GFL Environmental Inc. Omnibus Long-Term Incentive Plan and (2) the GFL Environmental Inc. Director DSU Plan.

(2)                   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional Subordinate Voting Shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)                   Pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low prices of the Subordinate Voting Shares on the New York Stock Exchange on March 4, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the GFL Environmental Inc. Omnibus Long-Term Incentive Plan and the GFL Environmental Inc. Director DSU Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by GFL Environmental Inc. (the “Company”) are hereby incorporated by reference in this Registration Statement:

(a)                  the Company’s Prospectus dated March 2, 2020 filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the Company’s Registration Statement on Form F-1 (Registration No. 333-232731) for the offering of Subordinate Voting Shares (the “Prospectus”); and

(b)                  the Company’s Registration Statement on Form 8-A (File No. 001-39240) filed on March 3, 2020.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

GFL Environmental Inc. is a corporation incorporated under the laws of the province of Ontario.

Section 136 of the OBCA authorizes a corporation to indemnify past and present directors and officers of the corporation and any other individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons. The foregoing indemnification is prohibited under the OBCA unless (i) the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Our Articles provide that we shall indemnify directors and officers.

We have entered into indemnity agreements with our directors and certain executive officers which provide, among other things, that we will indemnify each such individual to the fullest extent permitted by law and as permitted by the OBCA from and against all judgements, penalties, fines or settlements to which he or she may be liable, and expenses that he or she may actually and reasonably incur, as a result of his or her actions in the exercise of his or her duties as director or officer, provided that we shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1

Form of Articles of Amalgamation of GFL Environmental Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Registration Statement on Form F-1, as filed with the Commission on October 23, 2019).

4.2	Form of By-law No. 1 of GFL Environmental Inc. (incorporated herein by reference to Exhibit 3.2 of the Company’s Registration Statement on Form F-1, as filed on February 25, 2020).

4.3	GFL Environmental Inc. Omnibus Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.5 of the Company’s Registration Statement on Form F-1, as filed on October 23, 2019).

4.4	Form of GFL Environmental Inc. Director DSU Plan (incorporated herein by reference to Exhibit 10.6 of the Company’s Registration Statement on Form F-1, as filed on October 23, 2019).

5.1*	Opinion of Stikeman Elliot LLP.

23.1*	Consent of Deloitte LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Stikeman Elliot LLP (included in Exhibit 5.1 hereto).

*  Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Province of Ontario, Canada on the 6th day of March, 2020.

GFL Environmental Inc.

By:	/s/ PATRICK DOVIGI

	Name:	Patrick Dovigi
	Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 6, 2020.

Signature	Title

/s/ PATRICK DOVIGI	President, Chief Executive Officer and Director (Principal Executive Officer)
Patrick Dovigi

/s/ LUKE PELOSI	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Luke Pelosi

/s/ DINO CHIESA	Director
Dino Chiesa

/s/ SHAHIR GUINDI	Director
Shahir Guindi

/s/ ARUN NAYAR	Director
Arun Nayar

/s/ PAOLO NOTARNICOLA	Director
Paolo Notarnicola

/s/ VEN POOLE	Director
Ven Poole

/s/ RAYMOND SVIDER	Director
Raymond Svider

/s/ BLAKE SUMLER	Director
Blake Sumler